Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 9, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual report of eLoyalty Corporation on Form 10-K for the year ended December 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of eLoyalty Corporation on Form S-3 (File No. 333-138509, effective November 17, 2006).
/s/ GRANT THORNTON LLP
Chicago, Illinois
March 13, 2007